Exhibit 99.1
Hercules Offshore Announces Appointment of Chief Financial Officer
Current Chief Financial Officer Lisa Rodriguez Resigns and Remains as an Officer with the Company
HOUSTON, May 10, 2010 — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it has appointed Stephen M. Butz, currently serving as Vice President, Finance and Treasurer, as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Butz replaces Lisa W. Rodriguez, who resigned as the company’s Senior Vice President and Chief Financial Officer and will remain with the company in the position of Vice President, Human Resources. Ms. Rodriguez initially joined the company as Chief Financial Officer in an interim role in January 2007, and was permanently appointed as Chief Financial Officer in March 2007. She served as Chief Financial Officer during the company’s acquisition of TODCO in the same year and during a number of strategic transactions and has had responsibility for oversight of Human Resources since 2008.
Mr. Butz initially joined the company in February 2005 and served as the Director of Corporate Development at the time of the company’s initial public offering. He was appointed Vice President, Finance and Treasurer of the company in October 2006. Prior to joining the company, Mr. Butz served as a consultant to Noble Corporation, an international offshore drilling contractor. Mr. Butz also previously served in a variety of roles in both investment and commercial banking at institutions including, Deutsche Bank, Jefferies & Company and First Interstate Bank.
At the same time, Troy L. Carson, currently serving as Vice President and Corporate Controller, was named as Chief Accounting Officer. Mr. Carson joined the company as Vice President and Corporate Controller in March 2007 and was named Principal Accounting Officer in July 2008. Previously, Mr. Carson served in a variety of roles, including as the Assistant Corporate Controller, at Weatherford International Ltd., an international oilfield services company. Mr. Carson is a certified public accountant with prior experience at a global public accounting firm.
John Rynd, Chief Executive Officer and President of the company, stated, “We are very fortunate that Stephen and Troy have accepted expanded roles with the company as they both bring solid industry experience and a proven track record in progressively senior positions in dynamic and often challenging times. Stephen was one of the first executives at the company, and his knowledge of the company’s business and long-term strategies is unmatched. He has also played a key role in the company’s growth and all of its financing transactions. Troy has been a key member of the Management team through the multitude of transactions since joining the company in 2007. I am also grateful that the company will retain Lisa’s knowledge and leadership in the key area of human resources. Lisa stepped into the role of CFO at an important time for the company and she was instrumental in helping the company reposition itself during one of the worst economic and industry downturns in history. Stephen, Lisa and Troy will all be important contributors to the success of our company in their new positions.”
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.